Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN REPORTS SECOND QUARTER AND FIRST HALF EARNINGS

     NORTHFIELD, Illinois, July 27, 2010 -- Stepan Company (NYSE: SCL) today reported second quarter and year-to-date results for the period ended June 30, 2010.

  Year-to-date net income rose 9 percent to $37.7 million.
  Second quarter net income declined 13 percent to $17.0 million from the record year ago quarter of $19.6 million.
  Net income, excluding deferred compensation plan expense, declined 14 percent from $22.4 million to $19.1 million for the quarter and increased 12 percent from $34.3 million to $38.5 million year-to-date (see Table II).
  Sales volume rose six percent for the quarter and seven percent year-to- date, with strong polymer volume growth of 16 percent and 19 percent for the quarter and six months, respectively.
SUMMARY
	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2010	2009	Change	2010	2009	Change

Net Sales	$366,504	$321,199	+ 14	$703,534	$639,342	+ 10

Net Income	17,046	19,584	- 13	37,706	34,737	+ 9

Net Income Excluding
Deferred Compensation*	19,163	22,405	- 14	38,490	34,357	+ 12

Earnings per Diluted Share	$1.53	$1.83	- 16	$3.41	$3.26	+ 5

Earnings per Diluted Share
Excluding Deferred
Compensation	1.72	2.09	- 18	3.48	3.23	+ 8

* See Table II for a discussion of deferred compensation plan accounting.

SECOND QUARTER RESULTS

Net income for the quarter was $17.0 million, or $1.53 per diluted share, compared to $19.6 million, or $1.83 per diluted share, for the prior year record quarter. Net income excluding deferred compensation was $19.2 million versus $22.4 million last year. Sales volume grew six percent with both the surfactant and polymer groups posting higher volumes led by the significantly higher volumes of polyol used in flat roof rigid foam insulation. The lower operating results were attributable to lower margins in Europe and higher global production, administrative and research expenses. Production costs rose on higher salaries and wages and maintenance expense. The Company continues to invest in growth opportunities resulting in acquisition expenses and higher research expense. Administrative expenses were higher due to the recent acquisitions in Poland, Singapore and the Philippines. Research expense rose due to increased headcount in support of our innovation portfolio and higher regulatory compliance for the European REACH product registration initiative.

Net sales rose 14 percent due to the six percent increase in sales volume coupled with higher prices (eight percent). The higher selling prices were due to rising commodity raw material costs.

Gross profit declined by $2.2 million, or three percent.

  Surfactant gross profit declined by $1.7 million, or four percent. Sales volume increased by four percent. The gross profit decline was due to the lower margins in Europe combined with the higher operating expenses related to growth initiatives discussed above.
  The polymer segment gross profit declined by $0.4 million, or three percent, while sales volume grew by 16 percent. Unit profit margins on polyol products have declined, primarily in Europe, due to higher raw material costs, competitive pressure and foreign currency translation.

BALANCE SHEET

The Company’s net debt levels increased by $4.2 million for the quarter and increased $26.3 million for the first six months:

($ in millions)

Net Debt	6/30/10	3/31/10	12/31/09
Total Debt	$149.7	$103.1	$104.1
Cash	117.8	75.4	98.5

Net Debt	$ 31.9	$ 27.7	$ 5.6

The year-to-date increase in net debt was due to higher working capital requirements related to improved sales volumes. Debt and cash increased during the quarter due to the Company securing $40 million of new private placement long term debt.

OPERATING EXPENSES

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2010	2009	Change	2010	2009	Change

Marketing	$9,391	$9,750	- 4	$20,342	$19,063	+ 7
Administrative – General	11,543	10,377	+ 11	22,407	20,363	+ 10
Administrative – Deferred
Compensation	2,730	5,390	- 49	929	(129)	NM
Research, development
and technical service	10,042	8,953	+ 12	19,925	17,699	+ 13

Total	$33,706	$34,470	- 2	$63,603	$56,996	+ 12

  Administrative general expenses increased 11 percent due to higher legal, consulting fees and travel, primarily attributable to acquisition activities in Poland, Singapore and the Philippines.
  Research expense rose 12 percent due to increased headcount for growth in innovation projects and consulting expense for the European REACH product registration initiative.
SEGMENT RESULTS

	Three Months Ended June 30			Six Months Ended June 30

($ in thousands)			%			%
	2010	2009	Change	2010	2009	Change

Net Sales
Surfactants	$264,567	$238,480	+ 11	$526,880	$498,114	+ 6
Polymers	90,893	71,130	+ 28	154,003	119,843	+ 29
Specialty Products	11,044	11,589	- 5	22,651	21,385	+ 6

Total Net Sales	$366,504	$321,199	+ 14	$703,534	$639,342	+ 10

Net sales increased 14 percent for the quarter and 10 percent year-to-date, attributable to the following:

	Net Sales Percentage Changes

	Three Months	Six Months
	Ended June 30	Ended June 30
Volume	+ 6	+	7
Selling Price	+ 8	+	1
Foreign Translation	—	+	2
Total	+ 14	+ 10

Surfactant sales volume rose four percent for the quarter. Volume improved in both North America and Europe. In addition to growth in consumer laundry and cleaning volume, sales of functional surfactants used in housing, oilfield and agricultural products improved.

Surfactant segment gross profit declined $1.7 million, or four percent, for the quarter and increased by $6.1 million, or seven percent, for the six months. The quarterly decline was attributable to higher production costs in North America and lower profit margins in Europe due to higher raw material costs.

Polymer segment gross profit declined by $0.4 million, or three percent. Lower margins for polyol products offset the 16 percent increase in polymer sales volume contribution. The growth was due to improved volume in rigid insulation foam for flat roof commercial construction. Polyol margins declined in both Europe and North America due to higher raw material costs, competitive pressure and the effect of foreign currency translation. Phthalic anhydride (PA) profitability improved on a 10 percent increase in sales volume. Demand for PA based unsaturated polyester resins in the automotive and housing industries has improved from last year’s recessionary conditions.

Specialty products gross profit declined $0.2 million, or four percent, primarily due to weaker volume in pharmaceutical applications.

OTHER INCOME AND EXPENSE

Interest expense declined $0.1 million (five percent) for the quarter and $0.7 million (19 percent) for the six months due to lower average debt levels and lower interest rates.

The loss from equity investments in joint ventures was $0.8 million, as the TIORCO enhanced oil recovery joint venture added $0.9 million of expense, while Stepan Philippines joint venture continued to report small profits.

Other income consists of foreign exchange gains and loss and investment income or losses on assets held for the deferred compensation plan, which is broken down as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30

	2010	2009	2010	2009

Foreign Exchange Gain (Loss)	$(426)	$470	$(997)	$558

Investment Income (Loss)	(685)	840	(336)	483
	$(1,111)	$1,310	$(1,333)	$1,041

OUTLOOK

“Year-to-date net income is up nine percent over a strong 2009 first half,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “The decline in second quarter results is due to pressure on margins in Europe combined with higher expenses to support growth initiatives through acquisitions and increased research within our innovation portfolio. Price increases were implemented in the third quarter to attempt to recover recent raw material cost increases.”

“Leveraging our strong balance sheet, we have made recent investments in Singapore, Poland and the Philippines to deliver long term growth for the Company. Our strong first half volume gains were generated by improved market demand, market share gains and greater penetration of new end use markets. We expect these opportunities for growth will continue for the balance of this year and into 2011,” said Mr. Stepan.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the second quarter results at 2:00 p.m. Eastern Daylight Time on July 28, 2010. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Six Months Ended June 30, 2010 and 2009
(Unaudited – 000’s Omitted)

	Three Months Ended				Six Months Ended
		June 30				June 30

				%				%
	2010	2009	Change		2010	2009	Change

Net Sales	$366,504	$321,199	+	14	$703,534	$639,342	+	10
Cost of Sales	303,026	255,541	+	19	576,504	524,989	+	10
Gross Profit	63,478	65,658	-	3	127,030	114,353	+	11

Operating Expenses:
Marketing	9,391	9,750	-	4	20,342	19,063	+	7
Administrative	14,273	15,767	-	9	23,336	20,234	+	15
Research, development
and technical services	10,042	8,953	+	12	19,925	17,699	+	13
	33,706	34,470	-	2	63,603	56,996	+	12

Operating Income	29,772	31,188	-	5	63,427	57,357	+	11
Other Income (Expense):
Interest, net	(1,510)	(1,585)	-	5	(2,766)	(3,427)	-	19
Loss from equity in joint ventures	(764)	(286)	+	167	(1,335)	(1,093)	+	22
Other, net	(1,111)	1,310		NM	(1,333)	1,041		NM

	(3,385)	(561)	+	503	(5,434)	(3,479)	+	56

Income before Income Taxes	26,387	30,627	-	14	57,993	53,878	+	8
Provision for Income Taxes	9,318	11,067	-	16	20,243	19,160	+	6
Net Income	17,069	19,560	-	13	37,750	34,718	+	9

Add: Net (Income) Loss
Attributable to the
Noncontrolling Interest	(23)	24		NM	(44)	19		NM

Net Income Attributable to
Stepan Company	$17,046	$19,584	-	13	$37,706	$34,737	+	9

Net Income Per Common Share
Attributable to Stepan Company
Basic	$1.66	$1.98	-	16	$3.69	$3.51	+	5
Diluted	$1.53	$1.83	-	16	$3.41	$3.26	+	5

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	10,160	9,786	+	4	10,130	9,781	+	4
Diluted	11,118	10,712	+	4	11,052	10,640	+	4

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $3.4 million of expense versus expense of $4.6 million last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The deferred compensation expense income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2010	2009	2010	2009

Deferred Compensation
Administrative (Expense) Income	$(2,730)	$(5,390)	$(929)	$129
Other, net – Mutual Fund Gain (Loss)	(685)	840	(336)	483
Total Pretax	$(3,415)	$(4,550)	$(1,265)	$612

Total After Tax	$(2,117)	$(2,821)	$(784)	$380

Reconciliation of non-GAAP net income:

	Three Months Ended June 30		Six Months Ended June 30

($ in thousands)	2010	2009	2010	2009

Net income excluding deferred
compensation	$19,163	$22,405	$38,490	$34,357
Deferred compensation plan (expense)
income	(2,117)	(2,821)	(784)	380

Net income as reported	$17,046	$19,584	$37,706	$34,737

Reconciliation of non-GAAP EPS:

	Three Months Ended June 30		Six Months Ended June 30

	2010	2009	2010	2009

Earnings per diluted share excluding
deferred compensation	$1.72	$2.09	$3.48	$3.23
Deferred compensation plan (expense)
income	(0.19)	(0.26)	(0.07)	0.03
Earnings per diluted share	$1.53	$1.83	$3.41	$3.26

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). For the quarter ended June 30, 2010, the impact of foreign currency translation was negligible on Company profits. For the first half of 2010, the U.S. dollar was weaker against nearly all the foreign currencies, except the European euro, in the locations where the Company does business, when compared to the exchange rates for the first half of 2009. Consequently, reported net sales, expense and income amounts for 2010 were higher than they would have been had the foreign currency exchange rates remained constant with the rates for 2009. Below is a table that presents the effect that foreign currency translation had on the year-to-date changes in consolidated net sales and various income line items for the first half ending June 30, 2010:

	Six Months Ended
	June 30

				Increase Due to
	2010	2009	Increase	Foreign Translation

Net Sales	$703.5	$639.3	$ 64.2	$ 12.4
Gross Profit	127.0	114.4	12.6	2.2

Operating Income	63.4	57.4	6.0	1.7

Pretax Income	58.0	53.9	4.1	1.4